                                                                    Exhibit 12.1

The News Corporation Limited

Computation of Ratio of Earnings to Fixed Charges

          (in accordance with A-GAAP)

                                                             FOR THE NINE
                                                             MONTHS ENDED
                                                               MARCH 31,                 FOR THE YEARS ENDED JUNE 30,
                                                             ------------    ---------------------------------------------------
                                                                 2003          2002       2001       2000       1999       1998
                                                             ------------    -------    -------    -------    -------    -------
                                                                                               (A$ in millions)
EARNINGS:
     Pretax income from continuing operations (before
      minority interest and other items)                            2,566      2,198      1,933      1,724      1,832      2,067
ADDBACK:
     Dividends received (distributed earnings) of less
      than 50% owned companies                                         32         24         11         53        120        106
     Amortization of capitalized interest                              46         67         55         51         53         54
     Fixed charges (exclusive of capitalized interest)                837      1,369      1,479      1,432      1,522      1,390
                                                             ------------    -------    -------    -------    -------    -------
     Subtotal Earnings                                              3,481      3,658      3,478      3,260      3,527      3,617
LESS:
     Undistributed earnings of less than 50% owned
      companies                                                      (183)      (283)      (344)      (254)       (67)      (294)
                                                             ------------    -------    -------    -------    -------    -------
     Earnings available for Fixed Charges                           3,298      3,375      3,134      3,006      3,460      3,323
                                                             ============    =======    =======    =======    =======    =======
FIXED CHARGES:
     Interest on debt                                                 814      1,336      1,440      1,252      1,209      1,103
     Finance lease charges                                              1          1          2          4          6          6
     Capitalized interest                                              33         43        119         83         93         95
     Interest expense of greater than or equal to 50%
      owned companies                                                   3          7          9         52        184        167
     Capitalization interest of greater than or equal
      to 50% owned companies                                            -          1          -          8          -          -
     Interest element of rental expense                                20         25         29        123        123        114
                                                             ------------    -------    -------    -------    -------    -------
Total Fixed Charges                                                   871      1,413      1,599      1,522      1,615      1,485
                                                             ============    =======    =======    =======    =======    =======

Ratio of Earnings to Fixed Charges                                    3.8        2.4        2.0        2.0        2.1        2.2
                                                             ============    =======    =======    =======    =======    =======